Exhibit 99.1

Farmer Bros. Co. CEO Roger Laverty to Retire

Jeffrey Wahba and Patrick Criteser Appointed Interim Co-CEOs

Company Implements Cost-Cutting Measures; Omits Quarterly Dividend

TORRANCE, Calif., April 4, 2011 (Globe Newswire) – Farmer Bros. Co. (Nasdaq:FARM) announced today that Roger M. Laverty III, President and Chief Executive Officer, is stepping down as an executive officer of the Company effective April 19, 2011, and will retire at the end of the Company’s fiscal year on June 30, 2011. Upon his retirement, Mr. Laverty will leave the Company’s board of directors. Mr. Laverty, who has been with the Company for five years, and oversaw the acquisitions of Coffee Bean International and the DSD coffee business of Sara Lee, will be devoting additional time to personal and family matters. The Company’s board of directors has appointed Jeffrey Wahba, the Company’s Treasurer and Chief Financial Officer, and Patrick Criteser, President and CEO of Coffee Bean International (a subsidiary of Farmer Bros. Co.), to share the office of Chief Executive on an interim basis effective April 19, 2011, pending the board’s search and consideration of a permanent successor to Mr. Laverty. In addition to these added responsibilities, Mr. Wahba will continue as the Company’s Treasurer and Chief Financial Officer, and Mr. Criteser will continue as President and CEO of Coffee Bean International.

“On behalf of the shareholders and the entire board of directors, I would like to thank Rocky for his focus, determination and leadership in expanding the Company’s business over the past five years. Rocky’s efforts have positioned the Company as one of the nation’s largest DSD businesses for coffee, tea and culinary products,” said Guenter Berger, Chairman of Farmer Brothers’ board of directors and former CEO of the Company. “The board and Rocky are committed to a smooth transition as we look to the next phase of the Company’s growth. We wish Rocky the best as he looks forward to his retirement.”

“As interim co-CEO’s, Jeff Wahba and Patrick Criteser provide strong continuity during this transition period, having served in key financial and operational roles,” added Mr. Berger. “Mr. Wahba’s and Mr. Criteser’s combined leadership will provide for a smooth transition and the time required to conduct an orderly and thorough internal and external search for a permanent CEO.”

Mr. Laverty said, “It has been an honor to serve as Farmer Brothers CEO. The acquisitions of CBI and the Sara Lee DSD coffee business together with several internal initiatives to improve our ability to efficiently serve all our customers have positioned our Company to be successful for many years to come. I have worked side by side with both Jeff and Patrick and I am confident they bring both the experience and management skills to ensure a smooth leadership transition. I will miss all of the dedicated employees of Farmer Brothers and wish them the best in the years to come.”

Separately, the Company has implemented a plan designed to streamline its business in the face of rising commodity costs and a difficult economic environment in the restaurant and foodservice sectors. The Company is realigning its sales division in an effort to focus on customer retention and to increase market share in key market segments. The Company has also reduced its headcount by approximately 80 full-time employees this quarter and intends to implement other cost-reduction measures. These efforts are in addition to the price increase announced by the Company last month. “We anticipate these actions will favorably impact overall profitability without sacrificing the superior service our customers have come to expect. In addition, these actions will help reach our goal of generating positive cash flow for fiscal 2012,” said Jeffrey Wahba, Treasurer and Chief Financial Officer.

In addition, in light of the Company’s current circumstances, the Company’s board of directors has voted to omit the payment of a quarterly dividend during the upcoming fourth quarter of fiscal 2011. The amount, if any, of dividends to be paid in the future will depend upon the Company’s then available cash, anticipated cash needs, overall financial condition, loan agreement restrictions, future prospects for earnings and cash flows, as well as other relevant factors.

Forward-Looking Statements

Certain statements contained in this press release are not based on historical fact and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management’s current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact. These forward-looking statements can be identified by the use of words like “anticipates,” “estimates,” “projects,” “expects,” “plans,” “believes,” “intends,” “will,” “assumes” and other words of similar meaning. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements. The Company intends these forward-looking statements to speak only at the time of this press release and does not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the SEC. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, fluctuations in availability and cost of green coffee, competition, organizational changes, the impact of a weaker economy, and business conditions in the coffee industry and food industry in general, as well as other factors described from time to time in the Company’s filings with the SEC.

About Farmer Bros. Co.

Farmer Bros. Co. is a manufacturer, wholesaler and distributor of coffee, tea and culinary products through direct and brokered sales to institutional food service establishments including restaurants, hotels, casinos, hospitals and food service providers, as well as retailers such as convenience stores, coffee houses, general merchandisers, private label retailers and grocery stores throughout the contiguous United States. Its product line includes roasted coffee, liquid coffee, coffee related products such as coffee filters, sugar and creamers, assorted teas, cappuccino, cocoa, spices, gelatins and puddings, soup, gravy and sauce mixes, pancake and biscuit mixes, and jellies and preserves. For more information, go to: www.farmerbros.com.

Contact:

Farmer Bros. Co.

Jeffrey Wahba (310) 787-5241